VIA EDGAR

July 11, 2019

Securities and Exchange Commission
Division of Corporation Finance
Office of Telecommunication
100 F Street, N.E.
Washington, DC 20549

Attention:	Christie Wong Kathryn Jacobson

Re:	Integrated Media Technology Ltd Form 20-F for the Year Ended December 31, 2018 Filed May 15, 2019 File No. 001-38018

Dear Madam,

We refer to your letter dated June 28, 2019.

We hereby request for a one month extension to August 12 to respond to the comments from the staff (the "Staff") of the Securities and Exchange Commission (the "Commission") on Integrated Media Technology Limited (the "Company") Form 20F Fiscal Year Ended December 31, 2018 filed on May 15, 2019.

Should the Staff have any other questions regarding the foregoing, please do not hesitate to contact us by fax at +61 883120248 or by email to our CFO and Company Secretary, Cecil Ho, at cecil.ho@imtechltd.com.

Sincerely,

/S/Cecil Ho

______________________________

Cecil Ho

Chief Financial Officer

Integrated Media Technology Limited

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE